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                                                                     Exhibit 4.9

                                       ABB

                              EMPLOYMENT AGREEMENT

This Employment Agreement is made as of the 1st day of January, 2003 between ABB Inc. (who, together with its parent companies, are hereinafter referred to as the "Company") and Dinesh Paliwal (hereinafter referred to as "Executive").

WHEREAS, the Executive has been serving as a senior executive for the Company and;

WHEREAS, the Company desires to continue to retain the services of the Executive and the Executive desires to continue to perform services for the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive agree as follows:

1.   EMPLOYMENT

     1.1 The Company agrees to employ the Executive and the Executive agrees to undertake employment with the Company upon the terms and conditions herein set forth for a period of two (2) years commencing on January 1, 2003 and expiring on December 31, 2004, subject to earlier expiration upon the Executive's termination under Section 5 of this Agreement. Following this initial term, this Agreement and the employment of the Executive will be automatically renewed, subject to
          Section 5, for successive two (2) year periods, unless either party to this Agreement gives the other party written notice of such party's intention to terminate this Agreement at least three months prior to the end of the initial or any extended term.

     1.2 The Executive represents and warrants that his execution of this Agreement and the performance by Executive of his obligations under this Agreement will not (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (ii) conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

2.   POSITION, DUTIES AND LOCATION

     2.1 The Executive shall be a full-time employee of the Company and shall serve the Company in the position of Executive Vice President, Automation Technologies Division and in such position will report to Jurgen Dormann, Chairman and Chief Executive Officer.

     2.2 During the term of his employment, the Executive shall, (i) faithfully and diligently perform such duties and exercise such powers consistent with his position, perform such other related duties and responsibilities, and serve in such other regular positions as may be assigned to him/her from time to time

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          by the Company; (ii) devote the whole of his business time and attention and skill to his duties and not engage in, participate in, render any service to, or undertake any employment, either directly or indirectly, with respect to any other business or for any other entity (including, but not limited to, acting in an advisory or consulting capacity and/or serving as a director of any entity) if such activity would, in the sole discretion of the Company, interfere with the Executive's performance of, or conflict with, his duties and responsibilities to the Company, without the prior written consent of the Company, provided, however, that the executive agrees that he/she will not serve as a member of the Board of Directors of any non-affiliated corporation without the express written consent of the Chief Executive Officer of the ABB Group; (iii) use his best efforts to promote the interests of the Company and (iv) adhere to all applicable laws, and all policies, standards, rules and regulations of the Company in effect from time to time.

     2.3 The Executive's principal office and location of employment will be determined by the Company it being understood, however, that the responsibilities of the Executive's position will require normal business travel.

3. COMPENSATION AND BENEFITS - The Company shall provide and the Executive shall accept as full consideration for the services to be rendered compensation and benefits consisting of the following:

     3.1 BASE SALARY - The Executive's base salary as of the date of this Agreement is at the annual rate of $550,000, payable in accordance with the Company's payroll practices as currently in effect from time to time. The Executive's performance shall be reviewed annually during his term of employment, and his salary may be adjusted based upon the Executive's performance and the Company's executive compensation policies then in effect.

     3.2 INCENTIVE COMPENSATION - The Executive shall be entitled to participate in the Company's Management Incentive Plan (if the Company determines in its sole discretion to maintain the Plan) in accordance with the terms and conditions of the Plan including, but not limited to, the right by the Company to amend, suspend, discontinue or terminate the Plan. The Executive's incentive target for 2003 will be up to a maximum of 100% of base salary. The Executive's incentive target shall be reviewed and may be adjusted at the discretion of the Company each year for the term of this Agreement.

     3.3 BENEFITS - The Executive (and to the extent eligible, Executive's dependents) shall be entitled to participate in the general employee benefit plans, policies and programs sponsored by the Company from time to time, including without limitation, retirement, health, disability, life, accidental death, vacation, holiday and severance benefits, at a level that is commensurate with the Executive's participation in such plans immediately prior to the effective date of this Agreement, or at a level made available to the Executive at any time hereafter. Participation by the Executive and/or his dependents in these benefits shall be in accordance with the terms and conditions of the respective plans, policies, and programs including, but not limited to, the eligibility rules and the Company's right to amend, suspend, discontinue or terminate any such plan, policy or program, and the same are incorporated herein by reference.

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     3.4  OTHER FORMS OF COMPENSATION AND BENEFITS - In addition to the above compensation and benefits, the Company will provide the Executive with the supplemental compensation and/or benefits listed below, pursuant to the terms and conditions of the respective plans, policies or programs:

          (i)   A car allowance of $2,000 per month;

          (ii) Participation in the Company's financial counseling program, at the "Senior Executive" level. The Senior Executive level provides for comprehensive estate and tax planning, retirement planning, cash flow planning, investment planning, and tax preparation as provided by The Ayco Company, L.P. ("Ayco"). As an alternative to the Ayco program, the Executive may elect reimbursement of up to $10,000 per year for similar expenses incurred with a provider or providers other than Ayco;

          (iii) Elective participation in the Company's Deferred Compensation Plan;

          (iv) Participation in the Company's Supplemental Executive Retirement Plan ("SERP");

          (v) Such vacation time, sick leave, perquisites of office, fringe benefits, insurance coverage, participation in pension plans, profit sharing plans, other employee benefit and welfare plans and other terms and conditions of employment as the Company generally provides to its executives having rank and seniority at the Company comparable to the Executive.

          (vi) Such other perquisites and terms and conditions of employment as the Company may provide from time to time to its executives having rank and seniority at the Company comparable to that of the Executive.

          (vii) The retention incentive outlined in a letter dated January 25, 2002 addressed to Dinesh Paliwal and signed by Jorgen Centerman and Arne Olsson.

4. REIMBURSEMENT OF EXPENSES - The Company shall reimburse the Executive for all reasonable travel and other business-related expenses incurred by him/her in the performance of his duties under this Agreement, in accordance with the Company's policies and practices in effect from time to time.

5. TERMINATION OF EMPLOYMENT - The Executive's employment may be terminated in accordance with the following:

     5.1 The Executive's employment shall terminate automatically upon the death of the Executive.

     5.2 The Company may remove the Executive from his duties if the Executive suffers from a physical or mental disability to an extent that such disability renders the Executive incapable of performing substantially his duties for a period of 180 consecutive days. In this regard, the Executive agrees to submit,

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          at the request of the Company, to a physical and/or mental examination by a physician selected by the Company. In such situation, the Executive shall be regarded as being on disability leave and shall continue in such status, and will be eligible to receive Company benefits provided to an employee in such status, subject to the terms and conditions of the Company's applicable disability benefit plans, programs, and related practices.

     5.3 The Company may terminate the Executive's employment for any reason or no reason upon giving four weeks written notice of termination to the Executive. Notwithstanding, the Company may, at its discretion, choose to immediately terminate the Executive and pay the Executive in lieu of notice for the full notice period or any remaining part thereof.

     5.4 The Executive may terminate his employment for any reason or no reason upon giving four (4) weeks written notice of termination to the Company.

     5.5 The Company may terminate the Executive's employment at any time for cause. "Cause" shall include, but not be limited to, actions which are intended to seriously damage the Company's or an affiliate's business or reputation; significant violations of any material policy, standard, rule, or practice of the Company; actions in violation of the Executive's fiduciary duties to the Company or its affiliates; failure or neglect by the Executive to substantially perform his duties; or a material breach of any provision of this Agreement.

     5.6 Upon termination of the employment for any reason, Executive shall, as requested by the Company, immediately resign any position he/she holds as an officer and/or director of the Company or any affiliated company.

     5.7 All documents and objects made, compiled, received, held or used by the Executive while employed by the Company in connection with the business of the Company or any of its affiliates shall be and remain the property of the Company or the affiliate, and shall be delivered by the Executive to the Company or affiliate upon the termination of the Executive's employment or at any earlier time requested by the Company or affiliate.

6.   Obligations of the Company Upon Termination

     6.1 Upon termination of employment by either the Executive or the Company for any reason, the Executive shall receive any base salary earned and unpaid; reimbursement for business expenses incurred up to the date of termination; all amounts and/or benefits due under the Company's compensation and benefit plans and programs identified in Section 3 above as may be applicable to the Executive's termination, all in accordance with the respective terms of those applicable plans and programs; and any other applicable legal benefits (e.g. COBRA).

     6.2 Upon termination of employment initiated by the Company for any reason other than cause and in consideration for the Confidentiality and Non-Disclosure (Paragraph 8), Non-Competition (Paragraph 9) and Non-Solicitation (Paragraph 10) provisions of this Agreement, the Executive will be paid an amount equal to two year's base salary plus an amount equal to two

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          times the average of the amount of the last two incentive compensation payments (determined by adding such two last incentive compensation payments and dividing the total so obtained by two), if any, paid to the Executive (or, if any amount of any such incentive payment is earned by the Executive but deferred under the Company's Deferred Compensation Plan, the amount of any such incentive payment which is deferred) prior to the termination of the Executive's employment or the termination of this Agreement by the Company under the Management Incentive Plan. The amounts payable under this Paragraph 6.2, will be paid to the Executive as a lump sum payment at the time of termination of employment and/or this Agreement by the Company. In the event severance payments are payable to Executive pursuant to this Paragraph 6.2, no severance benefits shall be payable to the Executive under the ABB Inc. Severance Benefit Plan. Except as specified in the prior sentence, the amounts and benefits identified in this Paragraph 6.2 are in addition to any amounts and/or benefits provided to the Executive pursuant to Paragraph 6.1.

     6.3 Upon termination, any outstanding funds advanced by the Company or its affiliates to or on behalf of the Executive shall become immediately due and payable by the Executive, and may be deducted from monies due the Executive upon termination, to the extent allowed by applicable law.

7. DEDUCTIONS AND WITHHOLDING - Executive agrees that the Company shall withhold from any and all payments required to be made to Executive in accordance with this Agreement all federal, state, local, and other taxes that the Company determines are required to be withheld in accordance with applicable statutes and regulations in effect from time to time.

8. CONFIDENTIALITY AND NON-DISCLOSURE - The Executive shall not, either during or after his employment by the Company, divulge or communicate to any person (except in performing his duties under this Agreement) or use for his own purposes, trade secrets, confidential commercial information, or any other information, knowledge, or data of the Company or of any of its affiliates which is not generally known to the public, and shall use his best efforts to prevent the publication or disclosure by any other person of any such secrets, information, knowledge, or data. Confidential information includes, without limitation, information relating to the Company's or its affiliates' business plans, financial matters, customers, employees, contracts, and all other secrets and information of a confidential or proprietary nature. The confidentiality and non-disclosure obligations imposed by this Section 8 will cease if such confidential or proprietary information will have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). The terms of this Section 8 shall be in addition to the terms of any confidentiality agreement that may previously have been executed by the Executive, which will continue in effect and be made a part of this Agreement, and shall not be read or interpreted to limit, diminish, circumscribe or conflict with the terms or requirements of any such confidentiality agreement.

9.   NON-COMPETITION - NON-COMPETE

     The Executive agrees that during his employment by the Company, and for a period

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     of one year after termination of his employment for any reason, he will not directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in any work or activity for or with, or have any financial interest in, any business materially in competition with, or which may materially compete with the business of the Company (or with the business of any affiliate for which the Executive performed services hereunder) within any country, state, region, or locality in which the Company or such affiliate is then doing business or marketing its products, as the business of the Company or such affiliate may then be constituted. For purposes of this Agreement, the Executive shall be deemed to be engaged in or to have financial interest in such a business if he is a principal, agent, consultant, employee, officer, director, or partner, of any person, partnership, corporation, trust or other entity which is engaged in such a business, or has an equity interest, or interest convertible into equity, in any such entity; provided, however, that the foregoing shall not prohibit the Executive from owning, for the purpose of passive investment, less than 5% of any class of securities of a publicly held corporation.

10. NON-SOLICITATION - The Executive agrees that for a period of one year after the termination of his employment for any reason he/she will not, on behalf of himself/herself or on behalf of any person, firm, or corporation intentionally induce, solicit, or participate in the inducement or solicitation, either directly or through a third party, of any person who is an officer, director, employee, principal or agent of the Company or any affiliate to leave his or her employment, agency, directorship or office with the Company or any affiliate, or to induce or solicit any person to not commence an employment or business relationship with the Company or any affiliate.

11. COMPANY OWNERSHIP - The Executive hereby agrees that any and all improvements, inventions, discoveries, formulae, processes, methods, know-how, confidential data, trade secrets and other proprietary information (collectively, "Work Product") within the scope of any business of the Company or any affiliate which the Executive may conceive or make, or have conceived or made, during his employment with the Company shall be and are the sole and exclusive property of the Company or its affiliate. The Executive shall, whenever requested to do so by the Company or its affiliate, and without any obligation on the part of the Company or its affiliate to pay any royalty or other compensation to the Executive, at the Company's or affiliate's expense, execute and sign any and all applications, assignments or other instruments and do all other things which the Company or its affiliate may deem necessary or appropriate (i) in order to apply for, obtain, maintain, enforce or defend letters patent in the United States or in any foreign country for any Work Product, and/or
     (ii) in order to assign, transfer, convey or otherwise make available to the Company or its affiliate the sole and exclusive right, title, and interest in and to any Work Product.

12. INJUNCTIVE RELIEF - The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under Sections 8, 9, 10 and 11 would be inadequate and that damages flowing from such breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief, and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual

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     damage.

13. POST-TERMINATION ASSISTANCE - The Executive agrees that after his employment with the Company has terminated he/she will provide, upon reasonable notice, such cooperation, information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation or litigation in which it or any of its affiliates is or may become a party; provided, however, that (i) the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses, and to pay the Executive reasonable compensation for his time based on his rate of annual salary at the time of termination and (ii) any such assistance may not unreasonably interfere with the then current employment of the Executive. It's the Company's expectation that any cooperation, assistance or information provided pursuant to this Section be truthful.

14. SURVIVAL - The termination of the Executive's employment will not impair the rights or obligations of a party that accrue prior to such termination, except to the extent specifically stated herein. In addition, the Executive's covenants contained in Sections 8, 9, 10 and 11 and the Company's obligations under Section 6 will survive the termination of the Executive's employment.

15. NOTICE-Notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or sent by registered or certified mail, postage prepaid, addressed as follows:

     If to the Company:                 If to the Executive:

          Jeff Halsey                        Dinesh Paliwal
          Senior Vice President, HR          9 Old Hyde Road
          ABB Inc.                           Weston, CT 06883
          650 Ackerman Road
          Columbus, OH 43202

     or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

16. AMENDMENTS AND NO WAIVER - Only an instrument in writing signed by the parties may amend this Agreement, and any provision hereof may be waived only by an instrument in writing signed by the party against whom enforcement of such waiver is sought. The failure of either party at any time to require the performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of a provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

17. DISPUTE RESOLUTION - Any dispute between the parties arising out of or relating to this Agreement, or the employment relationship, shall first be submitted to non-binding mediation as set forth below in Section 17.1. In the event either party is not satisfied with the results of the mediation proceeding any unresolved disputes shall be submitted to arbitration as provided in Section 17.2.

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     17.1 Mediation proceedings shall be conducted in accordance with the
          National Rules for Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect on the date notice of mediation is served and shall be non-binding on the parties. In no event shall the results of any mediation proceeding be admissible in any arbitration or judicial proceeding.

     17.2 Arbitration of any dispute shall be held in the State of Connecticut, USA, in accordance with the National Rules for Resolution of Employment Disputes then obtaining of the AAA, except that there shall be one arbitrator selected with respect to any such arbitration proceeding. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, if any dispute arises between the parties under Paragraphs 8, 9, 10 or 11 hereof, or if the Company makes any claim under Paragraphs 8, 9, 10 or 11, the Company shall not be required to mediate or arbitrate such dispute or claim, but shall have the right at its election to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim. Also, if such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding hereunder.

     17.3 Without regard to whether the Executive prevails, in whole or in part, in connection therewith, the Company will pay and be financially responsible for 100% of any and all attorneys' and related fees and expenses incurred by the Executive in connection with a dispute regarding the payments due under Section 6, provided that, in regard to such dispute, the Executive has not acted in bad faith or with no colorable claim of success. All such fees and expenses will be paid by the Company as incurred by the Executive on a monthly basis upon an undertaking by the Executive to repay such advanced amounts if an arbitrator or court determines, in a decision against which no appeal may be taken or with respect to which the time period to appeal has expired, that he/she acted in bad faith or with no colorable claim of success.

18.  Successors, No-Assignment

     18.1 This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. The Company shall require any successor to all or a portion of the business and/or assets of the Company by purchase, merger, consolidation, acquisition of stock or otherwise which is or becomes the employer of the Executive to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place, and a failure of any such successor to the Company which is or becomes the employer of the Executive to assume and agree to perform this Agreement shall be for all purposes of this Agreement (including, without limitation, Paragraph 6.2 of this Agreement) a termination of this Agreement by the Company and such successor.

     18.2 Except as provided in Paragraph 18.1, neither this Agreement nor any right or obligation hereunder may be assigned by either party.

19. SEVERABILITY OF PROVISIONS - If any provision of this Agreement, or portion thereof, is

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     so broad in scope or duration so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable. If any one or more provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and this Agreement shall be interpreted as if such invalid, illegal, or unenforceable provision was not contained therein.

20.  NO RULE OF STRICT CONSTRUCTION, HEADINGS

     20.1 The language contained in this Agreement shall be deemed to be approved by both parties and no rule of strict construction shall be applied against either party.

     20.2 The headings used in this Agreement are intended for convenience and reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

21. CHOICE OF LAW - This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, USA, without giving effect to choice of law provisions.

22. COUNTERPARTS - This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

23. ENTIRE AGREEMENT - This Agreement constitutes the entire agreement between the parties hereto with respect to the Executive's employment by the Company, and supersedes, and is in full substitution of, any and all oral or written prior understandings, representations, or agreements with respect to the Executive's employment with the Company or any affiliate unless otherwise indicated herein.

24. VOLUNTARY AGREEMENT - The parties represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated below.

Dinesh Paliwal                              For ABB Inc.

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Feb. 21, 2003                               2-21-2003
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Date                                        Date

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